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                                                                    EXHIBIT 99.4


                     [PROTEIN DESIGN LABS, INC. LETTERHEAD]


For Immediate Release
                                                                        Contact:
                                                         Robert L. Kirkman, M.D.
                                            Vice President, Business Development
                                                    and Corporate Communications
                                                                    510 574-1419

           PROTEIN DESIGN LABS ANNOUNCES COMPLETION OF PUBLIC OFFERING

     Fremont, CA, September 29, 2000 - Protein Design Labs, Inc. (PDL) (Nasdaq:
PDLI) announced today the completion of a public offering by the company of 3,000,000 shares of its common stock at a price of $118.4375 per share. Gross proceeds from the offering were approximately $355.3 million. The offering was co-led by Credit Suisse First Boston and CIBC World Markets and was co-managed by SG Cowen. The underwriters have an option to purchase up to 450,000 additional shares to cover over-allotments, if any.

     This announcement shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. This offering may be made only by means of a prospectus, which may be obtained from: Credit Suisse First Boston Corporation, Prospectus Department, 11 Madison Avenue, New York, New York 10010, telephone:
(212) 325-2580.

     Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, transplantation, cancer and other conditions.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.